Exhibit 10.18

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Triple asterisks denote omissions.

Innventure Contractor Agreement

This Contractor Agreement (“Agreement”) is entered into this 3rd day of June 2019 between WE-Innventure, LLC, a Delaware company (“Innventure”) and 4350 LAAD, Inc., an independent contractor (hereinafter “Contractor”).

Whereby Contractor and Innventure wish to conduct business together, for valuable consideration, the receipt of which is hereby acknowledged, the parties agree to the following terms and conditions, along with the attached Statement of Work:

1.       Relationship Between the Parties. Nothing contained in this Agreement shall be construed to make Contractor an employee or agent of Innventure or its business partners, nor shall either party have any authority to bind the other in any respect. It is expressly understood that Contractor shall remain an independent contractor responsible for its own actions. No agent, employee or servant of Contractor shall be deemed to be an employee, agent or servant of Innventure or its business partners. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture and Contractor does not have any authority of any kind to bind Innventure in any respect whatsoever.

2.       Confidential Information. “Confidential Information” shall mean confidential or proprietary information of Innventure, including, without limitation: (a) processes, technical information, data, business methods and techniques, methods of presentation, programs and other materials used or to be used by Innventure in providing its services and in managing, marketing, or furthering Innventure’s business or the business of its clients, (b) customer names and customer information and customer lists, (c) pricing information, (d) the terms and conditions of any proposed (or actual) license agreement or other agreements concerning Innventure’s products and services, (e) computer technology, source code, object code, programs and data, whether online, in hard copy or on disk or other medium, whether released or unreleased, (f) information received from others, including customers of Innventure, that is confidential to such persons and/or customers, including information that Innventure is required to treat as confidential, (g) financial information, and (h) all other confidential or proprietary information about Innventure’s business, whether in tangible or intangible form. Confidential Information shall not include the following:

a.       Information which at the time of disclosure is publicly known or which later becomes publicly known by publication or otherwise through no breach of this agreement by Contractor, including without limitation, information which is generally known within the industries or trades in which either party competes; or

b.       Information which either Contractor can substantiate beyond a reasonable doubt was in Contractor’s possession prior to receipt of such information from either party; or

c.       Information which is furnished to Contractor by a third party, as a matter of right without restriction of confidentiality by such third party, and which was not received directly or indirectly from Innventure.

3.       Confidentiality. Contractor acknowledges that the Confidential Information constitutes a valuable asset of, and is proprietary to Innventure. Contractor agrees to use the Confidential Information solely in connection with the business engagement between Innventure and Contractor and only as permitted by this Agreement. Contractor shall not otherwise use the Confidential Information for its own benefit or for the benefit of any third party. During the time period that parties are engaged or otherwise a business relationship exists between the parties, and for three (3) years after a termination of the business relationship for any reason, Contractor shall treat all of the Confidential Information as strictly confidential and not use for competitive advantage over Innventure, unless otherwise agreed by Innventure in writing. Contractor agrees to promptly notify Innventure of any unauthorized disclosure of or access to the Confidential Information of which Contractor becomes aware. Nothing contained in this Confidentiality Agreement is to be construed as granting or conferring any rights, by license or otherwise, in any Confidential Information disclosed by Innventure. Contractor acknowledges and agrees that any disclosure or unauthorized use of the Confidential Information shall cause irreparable harm and loss to Innventure. If Contractor is unsure whether any information is Confidential Information, Contractor agrees to treat such information as Confidential Information unless Contractor is instructed by Innventure to the contrary. In an exception to the three-year confidentiality germ, trade secret information will be treated as Confidential Information for as long as it retains trade secret status.

4.       Ownership of Work Product and Copyright Compliance. Contractor acknowledges that all business plans, business models, methods, processes, designs, and all other items prepared by or for Innventure in connection with its services or business operations (the “Work Product”), including any such items prepared by Contractor, shall be owned solely by Innventure. Innventure shall be deemed the original author of such Work Product. Neither Contractor, nor any other person, firm, corporation, or other entity shall have the right to use the Work Product for any purpose without the prior written consent of Innventure. Contractor further agrees that it will not use, for any purpose other than the performance of services for Innventure, the Work Product or any product, design or other item (“Customer Product”) owned or licensed by a customer of Innventure. Innventure shall be entitled to copyright and/or patent, as applicable, any and all of the Work Product, and Contractor agrees to cooperate with Innventure in order to carry out the steps deemed necessary by Innventure to obtain copyrights, patents, or other type of intellectual property in the Work Product.

5.       Remedies. Contractor acknowledges and agree that a breach, or attempted or threatened breach, of any obligation under this Agreement may cause immediate and/or irreparable harm to Innventure for which monetary damages would not be a sufficient remedy, and that Innventure shall be entitled to injunctive relief as a remedy for any such breach or attempted or threatened breach. The foregoing remedy will not be deemed to be the exclusive remedy of Innventure, but shall be in addition to all other remedies available at law or in equity.

6.       Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable in any respect, both parties agree that such term or provision shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.

7.       Entire Agreement and Amendments. This Agreement supersedes any and all agreements either oral or in writing, between the parties hereto, and it contains all of the covenants and agreements between the parties whatsoever. The terms of this Agreement shall not be amended or modified in any respect whatsoever except by a written instrument executed by Innventure and Contractor. This Agreement and any disputes arising out of this Agreement shall be governed and construed in accordance with Illinois law and shall be litigated solely in courts located in Cook County, Illinois. Contractor waives objection to venue or jurisdiction.

8.       Payment, Work Performed, and Term. Contractor will receive a payment for work performed as defined in an attached Statement of Work. Each Statement of Work must be signed and dated by Contractor and Innventure. Either party may terminate this Agreement for any reason at any time upon 30 days’ written notice in accordance with the notice requirements set forth below, subject to survival of ongoing covenants set forth within this Agreement and the Statement of Work.

9.       Notices. Any notice provided for herein shall be in writing or by e-mail or facsimile with evidence of successful transmission if the e-mail address and/or facsimile number has been provided to the other party in writing. Either party may change its address or email by notice to the other.

10.     Notice of Tax Responsibility/Counsel. It being agreed that each party to this Agreement shall remain an independent contractor responsible for its own actions, the Engaging Company cannot and shall not treat Contractor as an employee for employment tax or any other purposes. Innventure hereby notifies Contractor that no provision will be made in Contractor’s name for the withholding of any local, state or federal income tax, for the withholding of Social Security taxes, unemployment compensation premiums, workers’ compensation premiums or for any other local, state or federal employment related tax. Therefore, Contractor bears individual responsibility for all of Contractor’s (and, if applicable, Contractor’s employee’s) employment taxes, including, without limitation, the federal self employment tax and withholding for local, state and federal income taxes and Social Security.

11.     Indemnity. Contractor will indemnify and hold harmless Innventure and its officers, directors, employees, agents, affiliates, successors, and permitted assigns against any and all losses, damages, liabilities, claims, costs and expenses (including reasonable attorneys’ fees and other professional fees and the cost of enforcing any right to indemnification under this Agreement) to the extent based on a third-party claim arising out of Contractor’s gross negligence or willful misconduct. Innventure will indemnify harmless Contractor against any claims: (a) that Innventure’s materials or products, as created by Innventure, infringe any intellectual property rights of any third party; or (b) arising out of Innventure’s gross negligence or willful misconduct.

12.     Non-Solicitation. Contractor will not during the term of this Agreement, or for one year following termination of this agreement, directly solicit for employment any employee of Innventure or of Innventure’s clients. Contractor may hire Innventure employees who respond to a general solicitation for employment not specifically directed to Innventure employees.

13.     Warranty. Contractor warrants that services performed by Contractor under this Agreement will be performed in a workmanlike manner, consistent with customary practices in the Contractor’s industry. Contractor further warrants that Contractor has any licenses or permits required to perform services for Innventure under this Agreement.

14.     Miscellaneous. If any provision of this Agreement is found to be unenforceable or invalid, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable. This Agreement is not assignable, transferable or sublicensable by Contractor except with Innventure’s prior written consent. Innventure may transfer and assign any of its rights and obligations under this Agreement without consent. This Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements, communications and other understandings relating to the subject matter of this Agreement, and all waivers and modifications must be in a writing signed by both parties, except as otherwise provided herein. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. This Agreement shall be governed by the laws of the State of Illinois without regard to its conflict of laws provisions.

IN WITNESS WHEREOF, the parties have understood and executed this Agreement the day and year first above written.

We-Innventure, LLC:	4350 LAAD, Inc.
/s/ Cedric D’Souza	/s/ Amneris Dini

Signature	Signature

Cedric D’Souza	Amneris Dini

Name	Name

CTO - AeroFlexx	Amneris Dini

Title	Title

5/26/2019	5/27/2019
Date	Date

Attachment: Innventure Statement of Work

Innventure Statement of Work

Innventure, LLC is contracting with 4350 LAAD, Inc. for packaging consulting purposes.

1.	Contacts and Role: Lianna Dini will serve as the primary contact and responsible party for 4350 LAAD, Inc. in carrying out the services contemplated under this agreement, and may be assigned a title by Innventure or AeroFlexx. In coordinating the services, Cedric D’Souza, AeroFlexx Chief Technology Officer, will serve as the primary contact at Innventure.

2.	Description of Services: Services to be provided by 4350 LAAD, Inc. will include: (a) packaging consulting and development for AeroFlexx, as assigned.

3.	Scope of Duties: Lianna Dini will be expected to devote [***] business hours per week to performing the services for Innventure.

4.	Term and Termination: One Line Design, Inc. will begin performing the services on June 3, 2019. Work is expected to be completed by November 29, 2019.

5.	Fees: One Line Design, Inc. will be paid an hourly rate of $[***] for performing the services.

6.	Innventure Obligations: Innventure will provide Lianna Dini with access to all required information including emails, documents, files and drives containing company files necessary to perform the services.

Signature page follows

Innventure Statement of Work Signature Page

We-Innventure, LLC:	4350 LAAD, Inc.
/s/ Cedric D’Souza	/s/ Amneris Dini

Signature	Signature

Cedric D’Souza	Amneris Dini

Name	Name

CTO - AeroFlexx	Amneris Dini

Title	Title

5/26/2019	5/27/2019
Date	Date